Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-194889, 333-144095, 333-112173, 333-130677, 333-177339, 333-204059, and 333-150105) and Form S-3 (Nos. 333-222564, 333-219406, 333-106260, 333-200623, 333-198291, 333-166145, 333-190158, 333-193426, 333-214281, 333-175664, 333-141417, 333-106260, 333-106290, 333-89692, and 333-58329) of BIOLASE, Inc. of our report dated March 14, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of BIOLASE, Inc., which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Costa Mesa, California

March 14, 2018